Exhibit 99.1

Contact:

For INNOVIVE Pharmaceuticals:

Jon Weisberg

e-mail: jonweisberg@inkandair.com

ph: 801-359-9977

fax: 801-359-9980

cell: 801-860-9977

INNOVIVE PHARMACEUTICALS ENROLLS FIRST PATIENTS IN

PHASE I STUDY OF INNO-406 IN CML

New York, N.Y. (July 17, 2006) – INNOVIVE Pharmaceuticals, Inc., a biopharmaceutical company headquartered in Manhattan, announced today that the first two patients have been enrolled and treated in a Phase I trial investigating compound INNO-406 in imatinib-resistant or intolerant Philadelphia positive leukemias.

The study is a multi-center, open label, dose escalation trial and will investigate the safety, tolerability, pharmacokinetics and preliminary efficacy of INNO-406 in adult patients with imatinib-resistant or intolerant Philadelphia positive (Ph+) leukemias or relapsed/refractory Ph+ acute lymphocytic leukemia (ALL). Positive (Ph+) leukemias include chronic myeloid leukemia in chronic, accelerated or blastic phases (CML-CP, CML-AP, CML-BP, respectively). The trial is expected to enroll up to 100 patients at the MD Anderson Cancer Center in Texas and the Johann Wolfgang Goethe University Hospital in Germany.

INNO-406 is an orally bioavailable, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor. According to a study published in the journal Blood (Dec. 1, 2005), INNO-406 is 25 to 55 times more potent than imatinib in vitro, and at least 10 times as effective as imatinib mesylate in suppressing the growth of Bcr-Abl bearing tumors in vivo. INNO-406 has demonstrated activity against 12 of 13 imatinib-resistant cell lines with point mutations of the Bcr-Abl protein. Research is ongoing to determine activity in other known point mutations.

In addition to its Bcr-Abl inhibitory properties, INNO-406 inhibits Lyn kinase. Upregulation of Lyn kinase activity is a well-recognized cause of imatinib resistance. Lyn kinase activation has also been documented in a variety of solid tumors, including prostate cancer.

“There is a pressing demand for new treatment options for CML. INNO-406 shows excellent potential because of its potent inhibition of Bcr-Abl and its specificity for Lyn which could contribute to a unique efficacy and toxicity profile,” said Hagop M. Kantarjian, M.D., chairman of the Department of Leukemia at the M.D. Anderson Cancer Center and principal investigator of the INNO-406 trial at that site.

Worldwide rights to INNO-406, excluding Japan, were licensed from Nippon Shinyaku in December, 2005. INNOVIVE’s corporate IND was filed in May and allowed by the FDA in late June.

“We are very pleased with the pace of INNO-406 development,” said Steven Kelly, President and Chief Executive Officer, INNOVIVE Pharmaceuticals, Inc. “The ability to move a compound from license to clinic in approximately six months is impressive and should demonstrate our capabilities and diligence to other potential partners.”

About CML

Chronic myelogenous leukemia is a slow-growing form of leukemia, a cancer of the bone-marrow and blood. It starts in the blood-forming cells of the bone marrow and can spread to a variety of organs. CML is capable of changing to acute leukemia, which is fast-growing and can spread to any organ in the body. According to the American Cancer Society, approximately 4,600 people were diagnosed with CML in 2005 and 850 died of the disease. The prevalence of CML in the US is estimated at over 20,000. This figure is expected to grow significantly as the recent approval of Bcr-Abl inhibitors has increased survival by many years. The most common first line treatment of CML is imatinib mesylate. Even with this powerful new agent, imatinib mesylate resistant and refractory patients occur at a rate of 4-13% of the treated population per year. Imatinib resistance is due in part to Bcr-Abl amplification, Bcr-Abl point mutations and upregulation of other kinases that bypass Bcr-Abl including Lyn kinase.

About Innovive

Innovive Pharmaceuticals, Inc. is a privately held, publicly reporting biopharmaceutical company headquartered in New York, N.Y. The company’s mission is to acquire, develop and commercialize novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. For additional information visit www.innovivepharma.com.

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This press release contains forward-looking statements that involve risks and uncertainties that could cause INNOVIVE’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, the risk that the results of clinical trials may not support INNOVIVE’s claims, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S Registration Statement on Form 10 filed with the SEC. INNOVIVE assumes no obligation to update these forward-looking statements, except as required by law.